Exhibit 21


SUBSIDIARIES OF REGSTRANT

(1) AIQ, Inc., a Minnesota corporation, 100% owned by Active IQ Technologies,
Inc.

(2) Red Wing Business Systems, Inc., a Minnesota corporation, 100% owned by Active IQ Technologies, Inc.

(3) Champion Business Systems, Inc., a Colorado corporation, 100% owned by Active IQ Technologies, Inc.